Exhibit 99.2

July 14, 2015

MacroGenics Announces Pricing of Public Offering of Common Stock

ROCKVILLE, MD, July 14, 2015 – MacroGenics, Inc. (Nasdaq: MGNX), a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases, announced the pricing of an underwritten public offering of 3,525,000 shares of its common stock at a public offering price of $37.00 per share, before underwriting discounts. In addition, MacroGenics has granted the underwriters a 30-day option to purchase up to an additional 528,750 shares of common stock.

Morgan Stanley, Citigroup and Leerink Partners are acting as joint book-running managers of the proposed offering. Stifel is acting as lead manager, and Wedbush PacGrow and Roth Capital Partners are acting as co-managers. The offering is expected to close on or about July 20, 2015, subject to customary closing conditions.

MacroGenics anticipates the total gross proceeds from the offering (before deducting underwriters’ discounts and commissions and estimated offering expenses) will be approximately $130.4 million, excluding any exercise of the underwriters’ option to purchase additional shares. MacroGenics intends to use the proceeds of this offering to fund further expansion of its manufacturing capacity, initial development of the first few of its previously undisclosed immune checkpoint-based product candidates, further investment in the development of its current product pipeline, other research and development programs, in-licensing or acquiring other products or technologies, or for general corporate purposes, including working capital.

The shares are being offered by MacroGenics pursuant to an effective shelf registration statement that was previously filed with the Securities and Exchange Commission (SEC). A preliminary prospectus supplement relating to and describing the terms of the offering was filed with the SEC on July 13, 2015. The final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website at www.sec.gov. When available, copies of the final prospectus supplement and the accompanying prospectus relating to these securities may also be obtained by contacting one of the following: Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, by telephone at (800) 831-9146 or by email at prospectus@citi.com; or from Leerink Partners LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA, 02110, by telephone at (800) 808-7525, ext. 6142, or by email at Syndicate@leerink.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction.

About MacroGenics, Inc.

MacroGenics is a clinical-stage biopharmaceutical company focused on discovering and developing innovative monoclonal antibody-based therapeutics for the treatment of cancer, as well as autoimmune disorders and infectious diseases. The company generates its pipeline of product candidates from its proprietary suite of next-generation antibody-based technology platforms. The combination of MacroGenics’ technology platforms and protein engineering expertise has allowed the Company to generate promising product candidates and enter into several strategic collaborations with global pharmaceutical and biotechnology companies. MacroGenics is a registered trademark of MacroGenics, Inc.

Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for the Company, including statements about the Company’s strategy, future operations, clinical development of the Company’s therapeutic candidates, milestone or opt-in payments from the Company’s collaborators, the Company’s anticipated milestones and future expectations, plans for the use of proceeds from this offering, and plans and prospects for the Company and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation and enrollment of future clinical trials, expectations of expanding ongoing clinical trials, availability and timing of data from ongoing clinical trials, expectations for regulatory approvals, other matters that could affect the availability or commercial potential of the Company’s product candidates and other risk factors described in the Company’s filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

CONTACT:	Jim Karrels, Senior Vice President, CFO
MacroGenics, Inc.
1-301-251-5172, info@macrogenics.com

Karen Sharma, Vice President
MacDougall Biomedical Communications
1-781-235-3060, ksharma@macbiocom.com